                        DELAWARE GROUP CASH RESERVE, INC.

                    AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

         This Amendment No. 1 to Distribution Agreement (this "Agreement") is made as of the 29th day of November, 1995, by and between DELAWARE GROUP CASH RESERVE, INC. (the "Fund"), and DELAWARE DISTRIBUTORS, L.P. (the "Distributor").

                                   WITNESSETH

         WHEREAS, the Fund and the Distributor are parties to that certain Distribution Agreement made as of the 3rd day of April, 1995 (the "Distribution Agreement"); and

         WHEREAS, the Board of Directors of the Fund has established the Cash Reserve C Class (the "Class C Shares") as an additional class of shares of the Fund and the Fund and the Distributor desire to amend the Distribution Agreement to provide that the Distributor shall act as the national distributor of the Class C Shares pursuant thereto;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. The Class C Shares are hereby included among the shares to which the Distribution Agreement relates and the Distributor shall act as distributor for the Class C Shares pursuant to and in accordance with the Distribution Agreement, as amended hereby.

         2. Hereafter, each reference to "Class B Shares" in Section 2 (c) and "Class B Shares and the Consultant Class Shares" in Section 2(d) of the Distribution Agreement shall be deemed to include the Class C Shares, provided that the Distribution Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 for the Class C Shares and presently in force is attached hereto as Exhibit "A."

                                             DELAWARE DISTRIBUTORS, L.P.

                                             By: Delaware Distributors, Inc.,
                                                 General Partner
ATTEST:

/s/Eric E. Miller                            By:    /s/David K. Downes
--------------------------                          ----------------------------
Name:  Eric E. Miller                        Name:  David K. Downes
Title: Vice President                        Title: Senior Vice President
       Assistant Secretary                          Chief Administrative Officer

                                             DELAWARE GROUP CASH RESERVE, INC.
ATTEST:

/s/Eric E. Miller                            By:    /s/Wayne A. Stork
--------------------------                          ----------------------------
Name:  Eric E. Miller                        Name:  Wayne A. Stork
Title: Vice President                        Title: Chairman
       Assistant Secretary